EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ANALTYTICAL SURVEYS, INC.,

AXION ACQUISITION CORP.

and

AXION INTERNATIONAL, INC.

dated as of

November 20, 2007

i

SCHEDULES

Schedule 4.01	Organization and Foreign Qualifications
Schedule 4.04	Capital Stock, Options and Warrants and Anti-Dilution Provisions
Schedule 4.05	Subsidiaries and Owned Interests
Schedule 4.07	Liabilities
Schedule 4.08	Material Changes
Schedule 4.09	Consents and Conflicts
Schedule 4.11	Material Contracts
Schedule 4.12	Leased Premises
Schedule 4.13	Assets
Schedule 4.16(a)	Litigations
Schedule 4.16(b)	Certain Litigations

Schedule 4.17	Owned and Licensed Intellectual Properties
Schedule 4.18(a)	Directors, Officers and Employees
Schedule 4.18(b)	Employment, Collective Bargaining and Labor Agreements
Schedule 4.19	Employee Benefit Plans
Schedule 4.19(c)(v)	Termination Benefits, Etc.
Schedule 4.20	Affiliate Transactions
Schedule 4.21	Insurance
Schedule 4.23	Registration Rights
Schedule 4.28	Brokerage and Finder’s Fee
Schedule 5.03	The Company Consents and Conflicts
Schedule 5.04	The Company Liabilities
Schedule 5.05	The Company Absence of Certain Changes
Schedule 5.06(a)	The Company Intellectual Property
Schedule 5.07	The Company Assets
Schedule 5.08	The Company Brokerage and Finder’s Fee
Schedule 8.01(i)	Termination of Affiliate Transactions

This AGREEMENT AND PLAN OF MERGER, dated as of November 20, 2007 (this “Agreement”), is entered into by and among ANALYTICAL SURVEYS, INC., a Delaware corporation (the “Parent”), AXION ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of the Parent (“Merger Sub”) and AXION INTERNATIONAL, INC., a Delaware corporation (the “Company”).  Each of the parties to this Agreement is referred to herein individually as a “Party” and any two or more of them, as the “Parties”.

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of the Parent, Merger Sub and the Company have determined that it is in the best interests of each such corporation and its respective shareholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”) upon the terms and subject to the conditions set forth herein; and

WHEREAS, it the intention of the Parties that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and the issuance of the shares of capital stock in connection with the Merger shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, amended (the “1933 Act”), and under the applicable securities laws of the states or jurisdictions where the shareholders reside.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

For purposes of this Agreement, the following words and phrases have the following meanings:

“1933 Act” is defined in the preamble to this Agreement.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Action” is defined in Section 4.16.

“Affiliate” of a Person means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person.

“Affiliate Transactions” is defined in Section 4.20.

“Applicable Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority and (b) orders, decisions, injunctions, judgments, awards and decrees or consents of or agreements with any Governmental Authority.

“Assets” means all rights, titles and interest in, to and under all of the properties, assets, rights, claims and contracts of every kind, character and description owned or held by the Parent or any of its Subsidiaries whether real, personal or mixed, tangible or intangible (including goodwill), and whether now owned or hereafter acquired, including, without limitation, all assets reflected on the June 30 Balance Sheet, as the same may exist on the Closing Date.

“Business Days” means any day except a Saturday, Sunday or any other day on which banks are required or authorized to be closed in New York, New York.

“Capital Stock” means (a) with  respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (b) with respect to any other Person, any and all partnership or other equity interests of such Person.

“Certificate of Merger” is defined in Section 2.02.

“Change of Control” means any transaction or series of related transactions in which the voting shareholders of the Parent prior to such transaction or transactions cease to own fifty percent (50%) or more of the voting power, or corresponding voting equity interest of the surviving corporation after such transaction or transactions.

“Claim” is defined in Section 9.03.

“Closing” is defined in Section 2.03.

“Closing Date” is defined in Section 2.03.

“Code” is defined in the Preamble to this Agreement.

“Company” is defined in the preamble to this Agreement.

“Company Common Stock” means the Common Stock of the Company, par value $1.00 per share.

“Company Indemnitees” is defined in Section 9.01.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Effective Time” is defined in Section 2.02.

“Employees” means, collectively, each individual employed by Parent or any of its Subsidiaries and the beneficiaries and dependents of such individual.

“Environmental Law” means any foreign, federal, state or local law, statute, regulation, rule, ordinance, decree, or any other requirement of law (including common law) regulating or relating to the protection of human health and safety or the environment, including, but not limited to, laws relating to releases or threatened releases of Hazardous Materials into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exclusivity Period” is defined in Section 6.08(a).

“Fee” is defined in Section 6.08(a).

“Filings” is defined in Section 6.07(b).

“Financial Statements” are defined in Section 4.06.

“GAAP” is defined in Section 4.06.

“GCL” means the General Corporation Law of the State of Delaware.

“Governmental Approvals” is defined in Section 4.14.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, but not limited to, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States, or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Hazardous Materials” means any substance or material that is classified or regulated as “hazardous” or “toxic” pursuant to any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, petroleum products or by-products, and urea-formaldehyde insulation.

“Income Taxes” means any Taxes imposed on the privilege of doing business in any jurisdiction, any franchise Taxes and any Taxes based on or measured by gain, income, profits, gross earnings or receipts, net worth, capital, stock or similar items.

“Indemnifying Parties” is defined in Section 9.03(a).

“Indemnitee” is defined in Section 9.03.

“Intellectual Property” means United States and foreign trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, United States and foreign letters patent and patent applications, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, Internet domain names, data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

“Intellectual Property Licenses” is defined in Section 4.17(a).

“IRS” means the Internal Revenue Service.

“June 30 Balance Sheet” means the balance sheet contained in the Financial Statements as of June 30, 2007.

“Knowledge” a Party will be deem to have “Knowledge” (a) if any officer of such Party is actually aware of such fact or matter or (b) if any officer of such Party upon the exercise of due inquiry would be expected to be aware of such fact or matter.

“Leased Premises” is defined in Section 4.12.

“Lien” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer (other than restrictions imposed by applicable federal or state securities laws), receipt of income, or exercise of any other attribute of ownership.

“Losses” shall mean actual losses, damages, liabilities, fines, penalties, deficiencies, costs and expenses (including reasonable attorneys’ fees) incurred or sustained by an Indemnitee resulting from a claim, suit, action or other proceeding brought by a third party.

“Material Adverse Change” or “Material Adverse Effect” means any act, circumstance or event that is material and adverse to (a) the financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, (b) the validity or enforceability of this Agreement or (c) the ability of the Parent or Merger Sub to perform its obligations hereunder, other than any effect, circumstance or change resulting from (i) general economic or political conditions, events, circumstances or developments or changes therein, (ii) the public announcement of this Agreement and the transactions contemplated hereby, including any (A) actions of competitors, (B) actions taken by or losses of employees or (C) delays or cancellations of orders for products or services; (iii) the performance by the Parent or Merger Sub of its obligations pursuant to this Agreement; (iv) any changes in Applicable Laws or any accounting regulations or principles; or (v) any acts of God, war (whether or not declared) or terrorism, except to the extent such event has a disproportionate effect on the Parent or Merger Sub.

“Material Contracts” is defined in Section 4.11(a).

“Merger” is defined in the preamble to this Agreement.

“Merger Consideration” is defined in Section 3.01(b).

“Merger Sub” is defined in the preamble to this Agreement.

“Merger Sub Common Stock” means the Common Stock of Merger Sub, par value $0.001 per share.

“Multiemployer Plan” is defined in Section 4.19(c)(iv).

“Owned Intellectual Property” is defined in Section 4.17(a).

“Parent” is defined in the preamble to this Agreement.

“Parent Common Stock” means the Common Stock of the Parent, without par value.

“Parent Group” means, individually and collectively, (a) the Parent and Merger Sub, (b) their Subsidiaries and (c) any individual, trust, corporation, partnership, limited liability company or other entity as to which Parent or Merger Sub is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations section 1.1502-6 or pursuant to any other provision of federal, state, local or foreign law.

“Parent Indemnitees” is defined in Section 9.02.

“Party” or “Parties” is defined in the preamble to this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, associations, trust or other entity or organization, including a Governmental Authority.

“Plans” is defined in Section 4.19(a).

“Real Property Leases” is defined in Section 4.12.

“Representatives” is defined in Section 6.08(a).

“Returns” means any returns, reports, declarations or forms required to be filed with any Governmental Authority.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” is defined in Section 4.06.

“Shares” means the shares of Parent Common Stock to be issued as the Merger Consideration in exchange for the outstanding shares of the Company Common Stock.

“Subsidiary” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

“Superior Proposal” is defined in Section 6.08(b).

“Superior Transaction” is defined in Section 6.08(b).

“Surviving Corporation” is defined in Section 2.01.

“Tax” means any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales (including, but not limited to, bulk sales), use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including, but not limited to, taxes under section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, utility, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, including, but not limited to, all interest and penalties thereon and additions thereto whether disputed or not.

“Tax Return” means any Return with respect to Taxes.

“Third Party” is defined in Section 6.08(a).

“Third Party Acquisition” is defined in Section 6.08(a).

“Third Party Proposal” is defined in Section 6.08(b).

“Title IV Plan” is defined in Section 4.19(c)(i).

“Transaction Documents” means this Agreement any other agreement, document, instrument or certificate entered into or delivered, now or in the future by the Parent, Merger Sub or the Company in connection with this Agreement or any of the other Transaction Documents.

“Treasury Regulations” are the regulations prescribed under the Code.

ARTICLE II.

THE MERGER

Section 2.01         The Merger.  Subject to the provisions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02         Effective Time.  Subject to the provisions of this Agreement, as early as practicable on the Closing Date, the Company shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by the GCL, and the Merger shall thereupon become effective (the “Effective Time”).

Section 2.03         Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Silverman Sclar Shin & Byrne PLLC, 381 Park Avenue South, New York, New York, commencing at 10:00 a.m. local time on the first Business Day following the date on which all conditions set forth in Article VIII have been satisfied or waived (other than such conditions that by their nature are to be satisfied at the Closing)  or such other date as the Parties may mutually determine and on which the Closing actually occurs (the “Closing Date”).

Section 2.04         Effect of the Merger.

(a)           At the Effective Time, (i) the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; and (ii) the By-laws of the Company in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

(b)           At and after the Effective Time, title to all property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(c)           Immediately after the Effective Time, the members of the Board of Directors of the Company shall be the directors of the Surviving Corporation.

(d)           Immediately after the Effective Time, the officers of the Company shall be the officers of the Surviving Corporation.

ARTICLE III.

EFFECT ON THE CAPITAL STOCK

Section 3.01         Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Capital Stock of the Company or the Capital Stock of Merger Sub:

(a)           Capital Stock of Merger Sub.  Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

(b)           Capital Stock of the Company.  Each issued and outstanding share of Company Common Stock shall be converted into the right to receive such number of shares of the Parent Common Stock equal to the quotient of (i) 36,762,552 divided by (ii) the total number of shares of Company Common Stock issued and outstanding as of the Effective Time (the “Merger Consideration”).  Any shares of Company Common Stock held as treasury shares shall be canceled and not be converted into the right to receive any consideration.

Section 3.02         Issuance of Merger Consideration.  Upon surrender of a stock certificate representing shares of Company Common Stock to the Surviving Corporation following the Effective Time, the holder of such shares shall be entitled to receive immediately in exchange therefor, the Merger Consideration for each share of Company Common Stock represented by such stock certificate.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
OF THE PARENT AND NEWCO

The Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company:

Section 4.01         Organization, Good Standing and Authority.   Each of the Parent, Merger Sub and their Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction set forth opposite its name on Schedule 4.01.  Each of the Parent and Merger Sub is duly qualified to do business as a foreign corporation in the jurisdictions set forth in Schedule 4.01.  The failure of the Parent, Merger Sub or any of their respective Subsidiaries to qualify as a foreign corporation in any jurisdiction in which it is not currently qualified would not have a Material Adverse Effect.  Each of the Parent, Merger Sub and their respective Subsidiaries has all corporate power and authority to own the properties and assets owned by it, to lease the properties and assets leased by it and to carry on the operation of its business as it is now being conducted.

Section 4.02         Certificate of Incorporation; By-law; Minute Books.   True and complete copies of the Certificate of Incorporation and By-laws (or comparable organizational documents) of each of the Parent and Merger Sub, as amended to and including the date hereof, have been delivered to the Company.  Neither the Parent nor Merger Sub is in violation of any provision of its Certificate of Incorporation or is in material violation of its By-laws (or comparable organizational documents).  The minute books, stock books and stock transfer records of the Parent and of Merger Sub, true and complete copies of which have been made available to the Company, contain true and complete records of all issuances and transfers of capital stock of the Parent and Merger Sub and true and complete copies of all minutes and records of all meetings, consents, proceedings and other formal actions of the shareholders, board of directors and committees of the board of directors of the Parent and Merger Sub from the date of incorporation of such Party to and including the date hereof.

Section 4.03        Due Authorization, Execution and Delivery.  Each of the Parent and Merger Sub has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the other Transaction Documents by each of the Parent and Merger Sub and the consummation by it of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary action on the part of the Parent and Merger Sub and no further consent or action is required by the Parent or Merger Sub, their Boards of Directors or their shareholders in connection therewith.  This Agreement and each of the other Transaction Documents to which it is a party has been (or upon delivery will have been) duly executed by the Parent and Merger Sub, as the case may be, and constitutes (or when delivered in accordance with the terms hereof will constitute) the valid and binding obligation of such Party enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar laws relating to, or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

Section 4.04         Title to Shares; Capitalization, etc.

(a)           The aggregate number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Parent (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Parent) is set forth in Schedule 4.04.  All outstanding shares of capital stock of the Parent are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws.  No securities of the Parent are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as disclosed in Schedule 4.04, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Capital Stock of the Parent, or contracts, commitments, understandings or arrangements by which the Parent or any of its Subsidiaries is or may become bound to issue additional shares of Capital Stock of the Parent, or securities or rights convertible or exchangeable into shares of Capital Stock of the Parent. There are no outstanding contractual or other rights or obligations to or of the Parent to repurchase, redeem or otherwise acquire any of its outstanding shares or other equity interests or restricting the ability to vote or transfer such shares or other equity interests.  Except as set forth in Schedule 4.04 and except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by the Parent (or in any agreement providing rights to security holders), and the issuance of the Shares will not obligate the Parent to issue shares of Parent Common Stock or other securities to any Person and will not result in a right of any holder of the Parent’s securities to adjust the exercise, conversion, exchange or reset price under such securities.  To the knowledge of the Parent, except as specifically disclosed in its SEC Reports, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the 1934 Act), or has the right to acquire, by agreement with or by obligation binding upon the Parent, beneficial ownership of in excess of 5% of the outstanding Parent Common Stock, ignoring for such purposes any limitation on the number of shares of Parent Common Stock that may be owned at any single time.

(b)           The Parent owns, beneficially and of record, all of the issued and outstanding shares of Merger Sub Common Stock, free and clear of any Liens.  The issued and outstanding shares of the Merger Sub and each of the Parent’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.

Section 4.05         Subsidiaries.  The Parent does not have direct or indirect Subsidiaries other than those listed in Schedule 4.05.  Except as disclosed on Schedule 4.05, neither the Parent nor any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or other equity interest (or any other interest convertible into an equity interest) in any corporation, partnership, joint venture, association or other entity, and has no commitment to contribute to the capital of, make loans to, or share in the losses of, any Person.

Section 4.06         SEC Reports; Financial Statements. The Parent has filed all reports required to be filed by it under the 1933 Act and the 1934 Act, including pursuant to Section 13(a) or 15(d) of the 1934 Act (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the 1933 Act and the 1934 Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Parent included in the SEC Reports (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such Financial Statements have been prepared in accordance with the United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), (except (i) as may be otherwise specified in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they do not include footnotes or may be condensed or summary statements), and fairly present  in all material respects the financial position of the Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

Section 4.07         Liabilities.   Neither the Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, except (a) to the extent reflected in, or reserved against on the face of the June 30 Balance Sheet and (b) for liabilities and obligations that (i) have been incurred after June 30, 2007 in the ordinary course of business consistent with past practice, (ii) are disclosed on Schedule 4.07 or (iii) individually and in the aggregate would not be reasonably expected to have a Material Adverse Effect.

Section 4.08         Absence of Certain Changes.  Except as set forth on Schedule 4.08, since June 30, 2007, (a) the Parent, and its Subsidiaries have operated their business only in the ordinary course consistent with past practices in all material respects, (b) nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect and (c) the Parent has not (i) altered its method of accounting or the identity of its auditors, (ii) declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock or (iii) issued any equity securities.

Section 4.09         Consents; No Conflict.   Except as set forth in Schedule 4.09, (a) neither the Parent nor any of its Subsidiaries is required to obtain the consent, authorization or approval of, or to submit any notice, report or other filing with, any Governmental Authority or other third party or to obtain any permit, license or franchise as a condition to the consummation of this Agreement by the Parent and Merger Sub, which, if not obtained, would reasonably expected to have a Material Adverse Effect and (b) the execution and delivery of this Agreement by the Parent and Merger Sub and the consummation of the transactions contemplated hereby will not conflict with, result in the termination of, contravene or constitute a default under, or be an event which with the giving of notice or passage of time or both will become a default under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights pursuant to any of the terms, conditions or provisions of or under, any (i) Applicable Law, (ii) the Certificate of Incorporation or By-laws of the Parent or  Merger Sub, or (iii) any indenture, mortgage, deed of trust, note, bond, franchise, lease, contract, agreement, or other instrument binding upon the Parent or any of its Subsidiaries, or to which the property of the Parent or any of its Subsidiaries is subject.

Section 4.10         Issuance of the Shares.  The Shares have been duly authorized and when issued in accordance with the terms of this Agreement will be, validly issued, fully paid and nonassessable, and free and clear of all Liens and charges and shall not be subject to preemptive or similar rights.

Section 4.11         Contracts.

(a)           Schedule 4.11 contains a list of the following contracts, agreements, licenses and leases or commitments therefore to which the Parent or any of its Subsidiaries is a party or by which any of the Assets are bound (such contracts, agreements, licenses, leases and commitments so listed on Schedule 4.11, are collectively, the “Material Contracts”):

(i)
mortgages, indentures, bonds, security agreements and other agreements and instruments relating to the borrowing of money, or any extension of credit or which impose any Lien on any of the Assets, including all performance bonds (and all reimbursement agreements relating thereto);

(ii)	Real Property Leases and leases of any other type of personal property involving payments in excess of $18,000 per annum;

(iii)	employment, collective bargaining, labor, union and other similar agreements;

(iv)	agreements, orders or commitments for the purchase of materials, supplies or other services, in any case involving payments in excess of $18,000 per annum;

(v)	material Intellectual Property Licenses;

(vi)	agreements or commitments for the construction or acquisition of fixed assets or other capital expenditures;

(vii)	partnership, joint venture or other arrangements or agreements involving a sharing of profits or expenses;

(viii)	contracts of binding commitments to sell, lease or otherwise dispose of any asset having a value in excess of $18,000;

(ix)	contracts or binding commitments with any director or officer of the Parent;

(x)	contracts or binding commitment limiting the freedom of the Parent or any of its Subsidiaries to compete in any line of business or in any geographical area or with any Person; and

(xi)	any other contract, agreement or commitment for which the Parent or any of its subsidiaries is bound for a period in excess of twelve months from the date of this Agreement.

(b)           The Parent has delivered to the Company complete and correct copies of all written Material Contracts listed on Schedule 4.11, and a complete and correct description of all of the material terms of all oral Material Contracts listed on Schedule 4.11, in each case together with a complete and correct copy or description, as the case may be, of all amendments thereto.

(c)           Neither the Parent nor any of its Subsidiaries is in default, or alleged to be in default, under any such Material Contract, and, to the Knowledge of the Parent, there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default.  All such Material Contracts are valid, in full force and effect and enforceable against the parties thereto in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.12         Real Property.   Neither the Parent nor any of its Subsidiaries owns any real property.  Schedule 4.12 lists all real property leased by the Parent or any of its Subsidiaries (the “Leased Premises”; the leases relating to the Leased Premises, collectively, the “Real Property Leases”).  Except for the Leased Premises, no real property is used or occupied by the Parent or any of its Subsidiaries.  The Parent and its Subsidiaries have the exclusive right to use and occupy the Leased Premises and enjoy peaceful and undisturbed possession of the Leased Premises.

Section 4.13         Assets.  Except as set forth in Schedule 4.13, the Parent and its Subsidiaries are the owners of and have good and marketable title to, or have legally sufficient rights to use, all of the Assets, free and clear of all Liens.

Section 4.14        Governmental Approvals and Authorizations and Compliance with Laws.  Except as would not reasonably be expected to have a Material Adverse Effect, (a) all approvals, permits, qualifications, authorizations, franchises, consents, orders, registrations or other approvals (collectively, the “Governmental Approvals”) of all Governmental Authorities which are required in order to permit the Parent and its Subsidiaries to operate their business as presently conducted have been obtained and are in full force and effect; (b) there has been no material violation, cancellation, suspension, revocation or default of any Governmental Approval or any notice of violation, cancellations, suspicion, revocation, default or dispute affecting any Governmental Approval, and, to the Knowledge of the Parent, no basis exists for any such action, including, without limitation, as a result of the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents; and (c) neither the Parent nor any of its Subsidiaries is in conflict with or in violation or breach of or default under (and, to the Knowledge of the Parent, there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) any Applicable Law.

Section 4.15         Tax Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            (i) since January 1, 1999, each of the Parent and its Subsidiaries has duly and timely filed all Tax Returns that it was required to file, (ii) all such Tax Returns were correct and complete in all material respects, and (iii) neither the Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return;

(b)           (i) all Taxes that are due and payable by the Parent or any of its Subsidiaries or chargeable as a Lien upon its assets (whether or not shown on any Tax Return) have been duly and timely paid or accrued on the Financial Statements, and (ii) each of the Parent and its Subsidiaries has complied in all material respects with Applicable Law relating to the reporting, payment and withholding of Taxes in connection with amounts paid to their employees, creditors, independent contractors or other third parties and has, within the time and in the manner prescribed by law, withheld from such amounts and timely paid over to the proper Governmental Authorities all such amounts required to be so withheld and paid over under Applicable Law;

(c)           there has been no claim or issue (other than a claim or issue that has been finally settled) concerning any liability for Taxes payable by the Parent or any of its Subsidiaries either (i) asserted, raised or threatened by any Governmental Authority in writing or (ii) as to which the Parent has Knowledge;

(d)           neither the Parent nor any of its Subsidiaries has (i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney with respect to any Taxes, which waiver, agreement or power of attorney is currently in force;

(e)           no Income Tax Returns and Employment Tax Returns filed by the Parent or any of its Subsidiaries are currently the subject of audit; and

(f)           neither the Parent nor any of its Subsidiaries is a party or bound by or has any obligation under Tax allocation, sharing, indemnity or similar agreement or arrangement, and neither the Parent nor any of its Subsidiaries (i) is and has been a member of any group of companies filing a consolidate, combined or unitary Income Tax Return or (ii) has any liability for the Taxes of any person under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law); as a transferee, successor, indemnitor or guarantor; by contract or otherwise.

Section 4.16         Litigation.

(a)           Except as set forth in Schedule 4.16(a), there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of the Parent, threatened against or affecting the Parent, any of its Subsidiary, any of their officers or directors in their capacities as such or any of the Assets before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (individually, an “Action”) which could, if there were an unfavorable decision, individually or in the aggregate, have or result in a Material Adverse Effect.

(b)           Within the past five years and except as set forth in Schedule 4.16(b), none of the Parent, any of its Subsidiaries nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the Knowledge of the Parent, there is not pending or contemplated, any investigation by the SEC involving the Parent or any current or former director or officer of the Parent.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Parent.

Section 4.17         Intellectual Property.

(a)           Schedule 4.17(a) sets forth a complete and correct list of all Intellectual Property that is owned by the Parent or any of its Subsidiaries (the “Owned Intellectual Property”), except for any such Owned Intellectual Property that does not constitute an issued patent or pending patent application, a trademark registration or pending trademark application or a registered copyright and is not otherwise material to the conduct of their business.  Schedule 4.17(a) also sets forth a complete and correct list of all material written or oral licenses and arrangements (i) pursuant to which the use by any Person of Intellectual Property is permitted by the Parent and (ii) pursuant to which the use by the Parent or any of its Subsidiaries of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”).  The Owned Intellectual Property and the Intellectual Property subject to the Intellectual Property Licenses constitute all Intellectual Property used or held for use in connection, with necessary for the conduct of, or otherwise material to the business of the Parent and its Subsidiaries.  Immediately after the Closing, the Parent and its Subsidiaries will have the right to use all Intellectual Property that is subject to an Intellectual Property License and will own all Owned Intellectual Property, free from any Liens except where such failure would not have a Material Adverse Effect.

(b)           To the Knowledge of the Parent, the conduct of its business does not infringe the rights of any Person in respect of any Intellectual Property.  None of the Owned Intellectual Property is being infringed by third parties.  There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Parent threatened, that challenges the rights of the Parent or any of its Subsidiaries in respect of any Owned Intellectual Property or Intellectual Property License.

Section 4.18         Employees; Labor Matters, etc.

(a)           Schedule 4.18(a) sets forth a true and complete list of the name, title, annual salary or wage rate or other compensation, and vacation and fringe benefits of each and every of director, officer and employee of the Parent or any of its Subsidiaries.

(b)           Schedule 4.18(b) sets forth a true and complete list of every employment agreement of the Parent or any of its Subsidiaries now in effect or which the Parent or any of its Subsidiaries has or might have any obligation, or any understanding between the Parent or any of its Subsidiaries and any Employee concerning the terms of such Employee’s employment.  Neither the Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining or other labor agreement, and, to the Knowledge of the Parent, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any Employees.

(c)           Except as would not reasonably expected to have a Material Adverse Effect, since January 1, 2005, there has not occurred or been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any Employees.  Except as would not reasonably expected to have a Material Adverse Effect, (i) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and (ii) there is no representation petition pending or, to the Knowledge of the Parent, threatened with respect to any Employee, (iii) the Parent and each of its Subsidiaries have complied with all Applicable Laws pertaining to the employment or termination of employment of their Employees, including, without limitation, to the extent applicable, the National Labor Relations Acts, as amended, Title VII of the Civil Rights Act of 1991, as amended, the Occupational Safety and Health Act, Executive Order 11246, the Fair Labor Standard Act of 1973, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended, and all other such Applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities.

Section 4.19         Employees Benefit Plans and Related Matters; ERISA.

(a)           Employee Benefit Plans.  Schedule 4.19(a) sets forth a complete and correct list of each “employee benefit plan”, as such term is defined in section 3(3) of ERISA, whether or not subject to ERISA, and each bonus, employee group or executive medical, life or disability insurance, incentive or deferred compensation, profit sharing, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, that provides or may provide benefits or compensation in respect to any Employee who is or may become eligible to participate or derive a benefit and that is or has been maintained or established by the Parent or any member of the Parent Group (collectively, the “Plans”).  With respect to each such Plan, the Parent has made available to the Company complete and correct copies of (i) such Plan, if written, or description of such Plan if not written, and (ii) to the extent applicable to such Plan, all trust agreements, insurance contracts or other arrangements, the most recent actuarial and trust reports, the most recent Forms 5500 required to have been filed with the IRS and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any material oral communication), any actuarial study of any post-employment life or medical benefits provided under any such Plan, if any, statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any, and all amendments and modifications to any such document.

(b)           Qualification.  Each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code.

(c)           Compliance: Liability.

(i)           Neither the Parent nor any member of the Parent Group would be liable for any material amount pursuant to section 4062, 4063 or 4064 of ERISA if any Plan that is subject to Title IV of ERISA (a “Title IV Plan”) were to terminate as of the date hereof.

(ii)           Except as would not reasonably be expected to have a Material Adverse Effect, each Plan that is subject to the minimum funding standards of ERISA or the Code satisfies such standards under sections 412 and 302 of the Code and ERISA, respectively, and no such Plan has incurred and “accumulated funding deficiency” within the meaning of such sections, whether or not waived.

(iii)           Each of the Plans has been operated and administered in all respects in compliance with its terms, all Applicable Laws and all applicable collective bargaining agreements, except for any failures so to comply that would reasonably be expected to have a Material Adverse Effect.  There are no material pending or to the Knowledge of the Parent, threatened claims by or on behalf of any of the Plans, by any Employee or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits, all of which have been fully reserved of on the regularly prepared consolidated balance sheets of the Parent).

(iv)           No Plan is a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA (a “Multiemployer Plan”).  No condition exists and no event has occurred with respect to any Multiemployer Plan that presents a material risk of a complete or partial withdrawal under subtitle E of Title IV of ERISA and neither the Parent nor any member of the Parent Group has, within the preceding six years, withdrawn in a complete or partial withdrawal from any multiemployer plan (within the meaning of section 4001 (a)(3) of ERISA).

(v)           Except as set forth on Schedule 4.19(c)(v), no Employee is or will become entitled to post-employment benefits of any kind by reason of employment with any member of the Parent Group, including, without limitation, death or medical benefits (whether or not insured), other than (A) coverage mandated by section 4980B of the Code or (B) retirement benefits payable under any Plan qualified under section 401(a) of the Code. The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee.

Section 4.20        Affiliate Transactions.  Except as set forth on Schedule 4.20, to the Knowledge of the Parent, no officer, director, employee or “associate” (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) of the Parent or any of its Subsidiaries, or any other Affiliate of any of the foregoing is a party to any transaction with the Parent or any of its Subsidiaries (other than compensation paid as part of an employment relationship for services rendered), including any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, employee or such associate, or to the Knowledge of the Parent, any entity in which any officer, director, employee or such associate has a substantial interest or is an officer, director, trustee or partner (collectively, the “Affiliate Transactions”).

Section 4.21        Insurance.  Schedule 4.21 contains a list of all material insurance policies or self-insurance agreements held or maintained by the Parent or any of its Subsidiaries.  Such policies and agreements are in full force and effect and all premiums due thereon have been timely paid.  The Parent has no Knowledge of any misrepresentation or misstatement in or in connection with the application for any insurance policy shown in Schedule 4.21, and no notice of cancellation or rescission of any such policy has been received by the Parent or any of its Subsidiaries.

Section 4.22         Environmental Matters.

(a)           (i) Each of the Parent and its Subsidiaries is in compliance with all applicable Environmental Laws pertaining to the Assets and the use and ownership thereof, and to its businesses and operations, and (ii) neither the Parent nor any of its Subsidiaries has received notice that it is in violation of any applicable Environmental Law relating to any of its Assets or the use or ownership thereof, or to its businesses and operations;

(b)           each of the Parent and its Subsidiaries is in possession of, and in material compliance with, all permits and authorizations required pursuant to any applicable Environmental Law;

(c)           neither the Parent nor any of its Subsidiaries has caused or taken any action that will result in, and neither the Parent nor any of its Subsidiaries is subject to, any liability or obligation relating to (i) the environmental conditions on, under or about the Leased Premises, including, without limitation, the air, soil and groundwater conditions at such or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, discharge, emission or release of any Hazardous Materials;

(d)           neither the Parent nor any of its Subsidiaries is subject to any outstanding order by a Governmental Authority, or contractual or other obligation with, any Person in respect of which the Parent or any of its Subsidiaries may be required to incur costs arising from the release or threatened release of a Hazardous Material.  Neither the Parent nor any of its Subsidiaries has entered into any contractual or other obligation (including indemnification obligation) with any Person pursuant to which it has assumed responsibility, either directly or indirectly, for the remediation of any condition arising from or relating to the release or threatened release of Hazardous Materials.

Section 4.23         Registration Rights.  Except as described in Schedule 4.23, the Parent has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Parent registered with the SEC or any other governmental authority that have not been satisfied or waived.

Section 4.24        Internal Accounting Controls.  The Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.25        Sarbanes-Oxley Act.  The Parent is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.26        Application of Takeover Protections.  There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable as a result of the Parent and the Company fulfilling their obligations or exercising their rights under this Agreement and the other Transaction Documents, including without limitation the issuance of the Shares or the Company’s shareholders’ ownership of the Shares.

Section 4.27         No Prior Activities.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and has not conducted any business activities.

Section 4.28         Brokerage and Finder’s Fee.  Except as set forth in Schedule 4.28, neither the Parent nor Merger Sub has incurred any liability to any broker, finder or agent for any fees, commissions or similar compensation with respect to the transactions contemplated by this Agreement.

Section 4.29        Other Information.  Neither this Agreement nor any of the documents or other information made available to the Company or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with the Company’s due diligence review of the Parent and its Subsidiaries or the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company hereby represents and warrants to the Parent and Merger Sub:

Section 5.01        Organization, Good Standing and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein.

Section 5.02        Due Authorization.  The execution of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly authorized by all necessary corporate or other action of the Company, and this Agreement constitutes and each of the other Transaction Document to which the Company is a party, will constitute when so executed and delivered, a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar laws relating to, or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

Section 5.03        Consents; No Conflict.  Except as set forth in Schedule 5.03, the Company is not required to obtain the consent, authorization or approval of, or to submit any notice, report or other filing with, any Governmental Authority or other third party, or to obtain any permit, license or franchise as a condition to the consummation of this Agreement by the Company, which, if not obtained, would have an adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated herein will not conflict with, result in the termination of, contravene or constitute a default under, or be an event which with the giving of notice or passage of time or both will become a default under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights pursuant to any of the terms, conditions or provisions of or under (a) any Applicable Law, or (b) the Certificate of Incorporation or By-Laws of the Company.

Section 5.04         Liabilities.   Except as set forth on Schedule 5.04, the Company does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, except for liabilities and obligations that individually and in the aggregate would not be reasonably expected to have a Material Adverse Effect.

Section 5.05        Absence of Certain Changes.  Except as set forth on Schedule 5.05, since September 30, 2007, (a) the Company has operated its business only in the ordinary course consistent with past practices in all material respects, (b) nothing has occurred which has had or would reasonably be expected to have a Material Adverse Effect and (c) the Company has not (i) altered its method of accounting, (ii) declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock or (iii) issued any equity securities.

Section 5.06         Intellectual Property.

(a)           Schedule 5.06(a) sets forth a complete and correct list of all Intellectual Property that is owned by the Company (the “Company Owned Intellectual Property”), except for any such Company Owned Intellectual Property that does not constitute an issued patent or pending patent application, a trademark registration or pending trademark application or a registered copyright and is not otherwise material to the conduct of their business.  Schedule 5.06(a) also sets forth a complete and correct list of all material written or oral licenses and arrangements (i) pursuant to which the use by any Person of Intellectual Property is permitted by the Company and (ii) pursuant to which the use by the Company of Intellectual Property is permitted by any Person (collectively, the “Company Intellectual Property Licenses”).  The Company Owned Intellectual Property and the Company Intellectual Property subject to the Company Intellectual Property Licenses constitute all Company Intellectual Property used or held for use in connection, with necessary for the conduct of, or otherwise material to the business of the Company.  Immediately after the Closing, the Company will have the right to use all Intellectual Property that is subject to a Company Intellectual Property License and will own all Company Owned Intellectual Property, free from any Liens except where such failure would not have a Material Adverse Effect.

(b)           To the Knowledge of the Company, the conduct of its business does not infringe the rights of any Person in respect of any Intellectual Property.  None of the Company Owned Intellectual Property is being infringed by third parties.  There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Company threatened, that challenges the rights of the Company in respect of any Company Owned Intellectual Property or Company Intellectual Property License.

Section 5.07         Assets.  Except as set forth in Schedule 5.07, the Company is the owner of and has good and marketable title to, or has legally sufficient rights to use, all of its assets, free and clear of all Liens.

Section 5.08         Brokerage and Finder’s Fee.   Except as set forth in Schedule 5.08, the Company has not incurred any liability to any broker, finder or agent for any fees, commissions or similar compensation with respect to the transactions contemplated by this Agreement.

Section 5.09         No Litigation.  There is no suit, equitable or legal, condemnation, eminent domain, administrative, arbitration or other proceeding pending, or, to the Knowledge of the Company threatened, against or affecting the Company or any of its assets which would reasonably be expected to have a material adverse effect on (a) the financial condition, or results of operations of the Company, (b) the validity or enforceability of this Agreement or (c) the ability of the Company to perform its obligations hereunder.

Section 5.10         Registration Rights.  The Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or waived.

Section 5.11         Compliance with Laws.  The Company is not in conflict with or in violation or breach of or default under (and, to the Knowledge of the Company, there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) any Applicable Law or any of its permits, licenses, authorizations, exemptions, orders, consents, approvals of franchises from Governmental Authorities.

Section 5.12         Other Information.  Neither this Agreement nor any of the documents or other information made available to the Parent or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with the Company’s due diligence review of the Company or the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

ARTICLE VI.

COVENANTS

Section 6.01         Information Prior to Closing.   From the date hereof to the Closing, each of the Parties will, and will cause each of their Subsidiaries to, make their employees available to the other Parties and their accountants, legal counsel and other authorized representatives reasonable access during normal business hours to and permit such persons to review the properties, books, contracts, accounts and records of such Party, to contact Persons with whom such Party does business (subject to reasonable prior approval and under circumstances reasonably approved by such Party), and to provide such other information to the other Parties and their authorized representatives as shall have been reasonably requested by such other Parties or such authorized representatives, in order that the Parties may have the opportunity to make such investigation as it shall desire to make of the affairs of the Parties and their business and assets.

Section 6.02         Conduct of Business Prior to Closing.

(a)           During the period from the date of this Agreement to the Closing, (i) the Parent shall, and shall cause each of its Subsidiaries to, conduct their business in the ordinary course, consistent with prior practice and (ii) the Parent agrees to inform the Company promptly upon receipt of Knowledge of the occurrence of any event occurring prior to the Closing which could result in a Material Adverse Change.

(b)           Without limiting the generality of the foregoing, without the prior written consent of the Company or as explicitly contemplated by this Agreement, the Parent covenants and agrees that it will not and will not permit any of its Subsidiaries to do or agree to do on or after the date hereof any of the following:

(i)	Enter into any contract, commitment or transaction not in the ordinary course of business;

(ii)	Make any capital expenditure;

(iii)	Sell, lease, mortgage pledge, transfer or dispose of any the Assets except in the ordinary course of business;

(iv)	Waive, cancel or compromise any material right or claim of the Parent or any of its Subsidiaries, other than in the ordinary course of business and consistent with past practices;

(v)	Modify, amend, cancel or terminate any Material Contract, other than in the ordinary course of business and consistent with past practices;

(vi)	Enter into any contract, agreement, license, lease or other commitment which would constitute a Material Contract

(vii)	Incur any indebtedness or Lien, or prepay any of its indebtedness prior to the scheduled maturity date thereof;

(viii)
Permit the Company or any of its Subsidiaries to make any material Tax election, amend any Tax Return, settle or compromise any material federal, state, local or non-U.S. Tax liability, or otherwise conduct its Tax affairs in a manner other than in the ordinary course and in substantially the same manner as such affairs would have been conducted if the parties had not entered into this Agreement;

(ix)
Grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) or benefits to any director, officer or employee of the Parent or any of its Subsidiaries or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such director, officer or employee;

(x)	Amend the Certificate of Incorporation, By-laws or other similar corporate governance instrument;

(xi)	Effect any merger, consolidation, restructuring, reorganization or recapitalization or adopt any plan of complete or partial liquidation or dissolution involving the Parent or any of its Subsidiaries;

(xii)
Issue, sell, pledge, award or grant any shares of Capital Stock or other equity interest of the Parent or any of its Subsidiaries, or securities convertible into or exchange for, or options, warrants or rights to purchase or subscribe for such Capital Stock, other than issuance of shares of Common Stock of the Parent upon the exercise of any options and warrants outstanding as of the date hereof; or

(xiii)
Adjust, split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its Capital Stock or other securities;

(xiv)
Declare or make any dividend or distribution to its shareholders or purchase or redeem any of its Capital Stock or any other securities or any other obligations convertible into or exchange for, or options, warrants or rights to purchase or subscribe for such Capital Stock.

(c)           During the period from the date of this Agreement to the Closing, the Parent, covenants and agrees that it will and will cause each of its Subsidiaries to continue, in the ordinary course of its business and consistent with its past practices, to preserve intact its present business organization and to preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and going business shall be unimpaired following the Closing.

Section 6.03        Third-Party Consents.  The Parent will, and will cause each of its Subsidiaries to, make all filings and use reasonable best efforts to obtain the consent of all third parties and Governmental Authorities required to be obtained or made in connection with the transactions contemplated by this Agreement, including, without limitation, those consents identified on Schedule 4.09.

Section 6.04         [intentionally deleted]

Section 6.05         Publicity.    The Parties agree that no public announcement or disclosure of the proposed Merger or of any of the terms and conditions set forth herein shall be made prior to the Closing, except to the extent (a) as may be required by Applicable Law or (b) as is otherwise expressly agreed to by the Parent and the Company in writing.

Section 6.06         Consummation of the Transactions.  Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with one another in connection with the foregoing, including using its commercially reasonable efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and to effect all necessary registrations and filings.

Section 6.07         Further Assurances; Filings.

(a)           Each Party agrees to cooperate fully with the other Parties hereto and their respective authorized representatives and to execute and deliver or cause to be executed and delivered at all reasonable times and places such additional instruments and documents as the other Party or Parties may reasonably request for the purpose of carrying out the intent and purposes of this Agreement.

(b)           As promptly as practicable, the Parent, Merger Sub and the Company shall properly prepare and file any filings required under any Federal, state, county, local or municipal law relating to the transactions contemplated herein, including those required under the Hart-Scott-Rodino Act (the “Filings”).  The Company and the Parent, shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, the Filings by any governmental official and will supply the other with copies of all correspondence with any appropriate governmental official, on the other hand, with respect to the Filings.  The Filings, when filed, shall comply as to form in all material respects with Applicable Law.

Section 6.08         No Solicitation.

(a)           Except as specifically set forth in this Section 6.08, until the earlier of the Closing or the termination of this Agreement (the “Exclusivity Period”), the Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, individually or through any of their respective officers, directors, shareholders, employees, representatives, agents, affiliates, or otherwise (collectively, the “Representatives”) initiate, solicit or encourage, consider, evaluate, or respond to (other than to say that the Parent is contractually obligated not to respond, and referring such party to public disclosure regarding this Agreement) any proposals, inquiries or offers from any person or entity (“Third Party”), or enter into any confidentiality agreement, due diligence agreement, letter of intent, purchase agreement, merger agreement or other arrangement, regarding any proposal which would result in a Change of Control of the Parent, whether by means of a sale or exchange of shares, sale of assets, merger, recapitalization, liquidation or otherwise (“Third Party Acquisition”).  Except as specifically set forth in this Section 6.08, during the Exclusivity Period, the Parent shall not have, and shall take reasonable efforts to cause its Representatives not to have, any discussions, conversations, negotiations or other communications relating to any Third Party Acquisition with any Third Party expressing interest therein, and shall immediately discontinue negotiations with any Third Party with which it heretofore has engaged in negotiations or discussions regarding any Third Party Acquisition.  During the Exclusivity Period, the Parent shall immediately notify the Company of all terms of any written inquiry, contact, communication, or proposal by any Third Party with respect to any Third Party Acquisition that is received by the Parent or any of its Representatives, and immediately shall provide the Company with a copy of any such written inquiry, contact, communication or proposal.  The Parent agrees that if the Parent shall breach and fail to cure promptly any material provision of this Section 6.08 and within twelve (12) months thereafter enters into any definitive agreement with a Third Party, including any of its affiliates, with whom the Parent breached this Section 6.08 regarding a Third Party Acquisition, then upon the consummation of such acquisition, the Parent immediately shall pay to the Company $250,000 (the “Fee”), which the Parent acknowledges is reasonable under the circumstances and designed to compensate the Company for its expenses and the lost opportunity to consummate the transactions contemplated hereby.

(b)           The Parties acknowledge that prior to the Closing, in response to a bona fide unsolicited written proposal for a Third Party Acquisition that did not result from the breach of this Section 6.08 (a “Third Party Proposal”) and following delivery to the Company of notice and a copy of the Third Party Proposal in compliance with its obligations under Section 6.08(a) hereof, the Parent may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with customary terms comparable to those in place between the Parent and the Company) to any Third Party which makes a bona fide written Third Party Proposal if, and only if, prior to taking such action: (i) a majority of the Parent’s board of directors reasonably determines in good faith that the transactions contemplated by such Third Party Proposal are capable of being completed and would, if consummated, result in a Superior Transaction (as hereinafter defined), (ii) a majority of the Parent’s board of directors determines in good faith that it is necessary to pursue such Superior Proposal in order to comply with its fiduciary duties to its shareholders under Applicable Law and (iii) the Parent complies with the information and notice obligations set forth in Section 6.08(a).

For purposes of this Agreement, “Superior Proposal” means a bona fide Third Party Proposal to purchase at least two-thirds of the outstanding equity securities of the Parent pursuant to a tender offer or exchange offer or to effect any merger, consolidation, business combination or sale of all or substantially all of the assets, recapitalization or similar transaction involving the Parent, on terms which a majority of the Parent’s board of directors determines in good faith to be superior to the Parent and its shareholders from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to (i) the transactions contemplated hereby and (ii) any alternative proposed by the Company in accordance with Section 6.08(c) which is reasonably capable of being consummated (any such transaction being referred to herein as a “Superior Transaction”).

(c)           If at any time prior to the Closing a Superior Proposal is received by the Parent and the board of directors of the Parent reasonably determines in good faith that it is necessary to withhold or withdraw the board’s recommendation of the transactions contemplated hereby and to enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties to its shareholders, then the Parent’s board of directors may withhold or withdraw its recommendation of the transactions contemplated hereby; provided that the Parent’s board of directors may not withdraw its recommendation pursuant to this Section 6.08(c) unless and until (i) six (6) Business Days have elapsed following delivery to the Company of a written notice of such determination by the board of directors of the Parent, and during such six Business Day period the Parent has fully cooperated with the Company, including, without limitation, informing the Company of the terms and conditions of such Superior Proposal and the identity of the Third Party making such Superior Proposal and providing to the Company copies of all documents required by Section 6.08(a), and (ii) at the end of such six Business Day period the Third Party Proposal continues in the good faith judgment of the board of directors of the Parent to constitute a Superior Proposal compared to the transaction contemplated hereby or any other offer made by the Company and the board of directors of the Parent confirms its determination that it is necessary to withhold or withdraw its recommendation of the transactions contemplated hereby and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties to its shareholders.

ARTICLE VII.

ADDITIONAL AGREEMENTS

Section 7.01         Expenses.  Except as set forth in Sections 6.08(a), 10.01(f) and 10.02, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such cost or expenses.

Section 7.02         Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement, or in any schedule, exhibit, document, certificate or other instrument delivered by or on behalf of the Parties pursuant to this Agreement shall survive the Closing for a period of two (2) years, except the representations and warranties of the Parent and Merger Sub contained in Sections 4.15, 4.19 and 4.22 shall survive the Closing until the expiration of the applicable statute of limitations and in Sections 4.03 and 4.04 shall survive indefinitely.

Section 7.03         Certain Tax Matters.  Each of the Parties shall use reasonable best efforts to cause the Merger to qualify as a tax-free reorganization under Section 368 of the Code.  Each of the Parties shall characterize the Merger as such a reorganization for purposes of all Tax Returns.

Section 7.04         Resignations; Officers and Directors.  The Parent shall cause (i) each of its officers and Rad Weaver and Hank Cohn, as directors; (ii) each of the officers and directors of each of its Subsidiaries to resign as of the Effective Time, and shall cause two (2) designees of the Company to be appointed as directors of the Parent and each of its Subsidiaries.

Section 7.05         Executive Employment Agreement.  The Parent shall enter into a new employment agreement with Lori Jones upon such terms and conditions acceptable to the Company but in any event shall be at least equal to or better than the current terms of Lori Jones employment agreement with the Parent.

Section 7.06         13% Secured Convertible Note.  The Parent shall enter into an agreement with the holders of its 13% Secured Convertible Notes due November 24, 2007 to (a) waive any and all prior or existing defaults, including, without limitation the right of the holders thereof to accelerate payment, to receive 120% of the outstanding aggregate principal amount, to increase the interest rate to the default rate and to receive liquidated damages as a result of any such default, (b) extend the maturity date thereof to November 24, 2008 and (c) to reduce the conversion rate thereof to an amount no less than the arithmetic average of the dollar volume-weighted average price of the Parent Common Stock for each of the twenty (20) trading days ending on the date of this Agreement.

Section 7.07         Delivery of Schedules.  Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge that the final Schedules to this Agreement are not being delivered with the execution and delivery of this Agreement but instead will be delivered at or prior to the Closing.  At or prior to the Closing, the Parent and Merger Sub shall prepare and deliver each of the Schedules required by Article IV of this Agreement.  At or prior to the Closing, the Company shall prepare and deliver each of the Schedules required by Article V and Section 8.01(i) of this Agreement.

ARTICLE VIII.

CONDITIONS PRECEDENT TO CLOSING

Section 8.01         Conditions to Obligations of the Company.  The obligation of the Company to consummate the transactions herein contemplated is subject to the satisfaction at or before the Closing of the following conditions:

(a)           the representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) (in each case, without taking into account any qualification as to materiality, Material Adverse Change or Material Adverse Effect contained in such representations and warranties), and the Company shall have received a certificate to the foregoing effect dated the Closing Date signed by the Chief Executive Officer of the Parent;

(b)           the Parent and Merger Sub shall have complied in all material respects with all of their covenants and obligations contained in this Agreement to be performed by them at or prior to the Effective Time, and the Company shall have received a certificate to the foregoing effect dated the Closing Date signed by the Chief Executive Officer of the Parent;

(c)           all consents or waivers identified in Schedule 4.09 shall have been obtained, and complete and correct copies of all such consents and waivers shall have been delivered to the Company;

(d)           no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, ruling or decree would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(e)           the Company shall have completed its due diligence review regarding the Parent and its Subsidiaries and their business, operations, assets, liabilities, prospects and other matters as the Company deems relevant, and the Company shall be satisfied, in its sole discretion, with the results of such review;

(f)           the Parent and Merger Sub shall have delivered the Schedules required to have been delivered by them pursuant to Section 7.07 of this Agreement, and such Schedules shall be satisfactory to the Company in its sole discretion;

(g)           each of the Parent and Merger Sub shall have delivered to the Company a secretary’s certificate dated as of the Closing Date as to (i) its certificate or articles of incorporation, (ii) its bylaws and (iii) the duly adopted resolutions of its Board of Directors relating the Merger and the other transactions contemplated herein;

(h)           the Company shall have received from counsel to the Parent and Merger Sub an opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Company;

(i)           each of the agreements with Affiliates listed on Schedule 8.01(i) shall have been terminated without the incurrence of any liability by the Parent or any of its Subsidiaries;

(j)           certain directors and officers of the Parent and each of its Subsidiaries shall have resigned, and the designees of the Company shall have been appointed as directors and officers of the Parent and its Subsidiaries in accordance with Section 7.04;

(k)           the 13% Secured Convertible Note of the Parent shall have been amended in accordance with Section 7.06, upon terms reasonable acceptable to the Company; and

(l)           the Parent Common Stock shall continued to be quoted on the NASD Over-the-Counter Bulletin Board.

Section 8.02         Conditions to Obligations of the Parent and Merger Sub.  The obligation of the Parent and Merger Sub to consummate the transactions herein contemplated is subject to the satisfaction at or before the Closing of the following conditions:

(a)           the representations and warranties of the Company  contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) (in each case, without taking into account any qualification as to materiality, material adverse change or material adverse effect contained in such representations and warranties), and the Parent and Merger Sub shall have received a certificate to the foregoing effect dated the Closing Date signed by an officer of the Company;

(b)           the Company shall have complied in all material respects with all of its covenants and obligations contained in this Agreement to be performed by it at or prior to the Effective Time, and the Parent and Merger Sub shall have received a certificate to the foregoing effect dated the Closing Date signed by an officer of the Company;

(c)           no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, ruling or decree would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(d)           the Parent and Merger Sub shall have completed their due diligence review regarding the Company and its business, operations, assets, liabilities, prospects and other matters as the Parent and Merger Sub deem relevant, and the Parent and Merger Sub shall be satisfied, in their sole discretion, with the results of such review;

(e)           the Company shall have delivered the Schedules required to have been delivered by them pursuant to Section 7.07 of this Agreement, and such Schedules shall be satisfactory to the Parent and Merger Sub in their sole discretion;

(f)           the Company shall have delivered to the Parent and Merger Sub a secretary’s certificate dated as of the Closing Date as to (i) its certificate or articles of incorporation, (ii) its bylaws and (iii) the duly adopted resolutions of its Board of Directors relating the Merger and the other transactions contemplated herein; and

(g)           the Parent and Merger Sub shall have received from counsel to the Company an opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Parent.

ARTICLE IX.

INDEMNIFICATION

Section 9.01        By the Parent.   Subject to the terms and conditions set forth herein, the Parent shall indemnify the Company, the Surviving Corporation and their respective Affiliates, officers, shareholders, directors, employees, agents, advisors and representatives (collectively, the “Company Indemnitees”), and hold such Company Indemnitees harmless from and against, all losses incurred or sustained by Company Indemnitee as a result of or arising out of (i) any inaccuracy or breach of any representation or warranty of the Parent or Merger Sub contained in this Agreement (in the case of any such representation or warranty, without taking into account any qualification as to the materiality, Material Adverse Change or Material Adverse Effect contained in such representation or warranty) or (ii) any breach of any covenant or agreement of the Parent or Merger Sub contained in this Agreement.

Section 9.02         By the Company.   Subject to the terms and conditions set forth herein, the Company shall indemnify the Parent and its Affiliates, officers, shareholders, directors, employees, agents, advisors and representatives (collectively, the “Parent Indemnitees”) and hold the Parent Indemnitees harmless from and against, all Losses incurred or sustained the Parent Indemnitee as a result of or arising out of (i) any inaccuracy or breach of any warranty, covenant or agreement of the Company contained in or made pursuant to this Agreement (in the case of any such representation or warranty, without taking into account any qualification as to the materiality, material adverse change or material adverse effect contained in such representation or warranty), or (ii) any breach of any covenant or agreement of the Company contained in this Agreement.

Section 9.03         Indemnification Procedures.  The right of any Company Indemnitee or any Parent Indemnitee, as the case may be (any such indemnitee, an “Indemnitee”), to indemnity with respect to claims for Losses, as the case may be (any such claim, a “Claim”), shall be subject to the following terms and conditions:

(a)           Such Indemnitee shall (i) give the Parent or (ii) the Company, as the case may be (any such recipient of any such notice, the “Indemnifying Parties”), prompt notice of any Claim asserted against or incurred by such Indemnitee, and such Indemnitee shall permit the Indemnifying Parties (at their own expense), subject to Section 9.03(b), to assume the defense of any claim or any litigation resulting therefrom, provided that (i) counsel for the Indemnifying Parties who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to such Indemnitee, (ii) such Indemnitee may participate in such defense at the expense of such Indemnitee and (iii) the failure of such Indemnitee to give notice as provided herein shall not relieve the Indemnifying Parties of their respective indemnification obligations under this Agreement except to the extent that the Indemnifying Parties are materially prejudiced as a result of such failure to give notice.  Except with the prior written consent of such Indemnitee, the Indemnifying Parties, in the defense of any such claim or litigation, shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting such Indemnitee, or that would materially increase the Tax liability for any Indemnitee.  After notice from the Indemnifying Parties to such Indemnitee of their election to assume the defense of such claim or action, the Indemnifying Parties shall not be liable to such Indemnitee under this Article IX for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, other than legal and other expenses incurred upon the Indemnitee’s assumption of the defense of a litigation, proceeding or claim as contemplated in Section 9.04(b); provided that such Indemnitee shall have the right to employ separate counsel in any such action and to participate in the defense thereof, with the fees and expenses for such counsel being at the expense of the Indemnifying Parties if (i) the employment thereof has been specifically authorized by the Indemnifying Parties or (ii) such Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Parties and in the reasonable judgment of such counsel it is advisable for such Indemnitee to employ separate counsel.

(b)           In the event that within thirty (30) days after the Indemnifying Parties’ receipt of an Indemnitee’s delivery of notice of any Claim pursuant to Section 9.04(a), the Indemnifying Parties fail to notify such Indemnitee of their intention to defend, such Indemnitee shall (upon further notice to the Indemnifying Parties) have the right to undertake the defense, compromise, settlement or payment in full of such Claim for the account of the Indemnifying Parties.

Section 9.04         Insurance.  The amount of any Losses for which indemnification is provided under this Article IX shall be net of any insurance proceeds or other third party reimbursement or indemnification actually received.

ARTICLE X.

TERMINATION

Section 10.01       Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Time:

(a)           by mutual consent of the Company and the Parent;

(b)           by Company, upon written notice to the Parent, if the conditions set forth in Section 8.01 were not, or cannot reasonably be, satisfied on or before December 31, 2007 unless the failure of any such condition is the result of the material breach of this Agreement by the Company;

(c)           by the Parent and Merger Sub, upon written notice to the Company, if the conditions set forth in Section 8.02 were not, or cannot reasonably be, satisfied on or before December 31, 2007 unless the failure of any such condition is the result of the material breach of this Agreement by the Parent or Merger Sub;

(d)           by the Company, if there was a material breach in any representation, warranty, covenant, agreement or obligation of the Parent or Merger Sub hereunder and such breach (provided it is curable and the Parent and Merger Sub promptly commences its effort to cure) shall not have been remedied on or before December 31, 2007;

(e)           by the Parent and Merger Sub, if there was a material breach in any representation, warranty, covenant, agreement or obligation of the Company hereunder and such breach (provided it is curable and the Company promptly commences its effort to cure) shall not have been remedied on or before December 31, 2007; or

(f)           by the Parent, in accordance with Section 6.08(c); provided, however, that in the event of a termination pursuant to Section 6.08(c), upon the consummation of such Superior Transaction, the Parent shall  be obligated to pay the Fee in accordance with Section 6.08(a).

Section 10.02       Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, subject to Article IX and Section 10.01(f), such termination shall be without liability of any Party, or any shareholder, member, partner, director, officer, employee, agent, consultant or representative of such Party, to any other Parties to this Agreement.

ARTICLE XI.

MISCELLANEOUS

Section 11.01       Notices.  Any notice or other communication required or permitted to be given under this Agreement shall be sufficiently given if sent by express, certified or registered mail, postage prepaid, or by an independent next business day delivery service, or by telefax, addressed as follows:

(a)	If to the Company or the Surviving Corporation, addressed to:

Axion International, Inc.
30 Corey Lane
Watchung, NJ 07069
Telephone: (908) 963-1029
Fax: (908) 757-3244
Attention: President

with a copy to:

Silverman Sclar Shin & Byrne PLLC
381 Park Avenue South
New York, New York 10016
Telephone: (212) 779-8600
Fax: (212) 779-8858
Attention: Peter Silverman, Esq.

(b)	If to the Parent or Merger Sub, addressed to:

8610 N. New Braunfels, Suite 205
San Antonio, TX 78217
Telephone: (210) 657-1500
Fax: (210) 824-8750
Attention: President

with a copy to:

Quick Law Group PC
900 West Pearl Street, Suite 300
Boulder, CO 80302
Telephone: (720) 259-3393
Fax:  (303) 845-7315
Attention: Jeffrey M. Quick, Esq.

or such other address(es) as the Company or Parent shall give notice to the other by like means.  Any such notice or communication shall be deemed to have been given (i) if by personal delivery or by next-day or overnight mail or delivery, on the day received, (ii) if by certified or registered mail, on the third day after the mailing thereof, or (iii) if by fax on the next day following the day on which such fax was sent, provided, that a copy is also sent by certified or registered mail or overnight mail or delivery.

Section 11.02       Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

Section 11.03       No Third Party Beneficiaries.   Except as provided in Article IX with respect to the indemnification of the Company Indemnitees and the Parent Indemnitees hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

Section 11.04       Governing Law; Waiver of Jury Trial.

(a)           This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York.

(b)           Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Section 11.05       Submission to Jurisdiction.    Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in County of New York, State of New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

Section 11.06       Specific Performance.  Each of the Parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 11.05), in addition to any other remedy to which it may be entitled, at law or in equity.

Section 11.07       Assignment.   This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable.

Section 11.08       Amendment; Waivers, etc.   No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privileged hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 11.09       Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such provision shall be valid and enforceable to the fullest extent permitted by law and such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

Section 11.10        Headings.   The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

Section 11.11       Entire Agreement.  The Schedules and Exhibits hereto are hereby incorporated in and form an integral part of this Agreement.  All understandings and agreements between the parties are merged into this Agreement, which fully and completely expresses their agreement and supersedes any prior agreement or understanding relating to the subject matter hereof.

Section 11.12       Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.13       Counterparts.   This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.  A signature of a party delivered by telecopy or other electronic communication shall constitute an original signature of such party.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

ANALYTICAL SURVEYS, INC.

By:	/s/ Lori Jones
Name: Lori Jones
Title: Chief Executive Officer

AXION ACQUISITION CORP.

By:	/s/ Lori Jones
Name: Lori Jones
Title: Chief Executive Officer

AXION INTERNATIONAL, INC.

By:	/s/ James Kerstein
Name: James Kerstein
Title: Chief Executive Officer